Exhibit 10.3*
ROCKWELL AUTOMATION, INC.
2026 LONG-TERM INCENTIVES PLAN
PERFORMANCE SHARE AGREEMENT FOR U.S. EMPLOYEES
<award date>

To: <first name> <last name>
In accordance with Section 4(f) of the 2026 Long-Term Incentives Plan (the “Plan”) of Rockwell Automation, Inc., <award amount> Performance Shares (as defined in the Plan) have been granted to you today upon the terms and conditions of this Performance Share Agreement for U.S. Employees (the “Agreement”), subject in all respects to the provisions of the Plan, as it may be amended. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.
1.Terms of Performance Shares.
(a)    Subject to the provisions of this Section 1, you shall be eligible to receive shares of Stock or cash as determined in accordance with Section 1(f) of this Agreement in respect of the Performance Shares subject to this Agreement (the “Performance Share Payout”) if you shall continue as an Employee from the date hereof until the third anniversary of the award date (the “Performance Share Period”). Except as otherwise provided in Section 1(c)(ii) or 1(c)(iii) of this Agreement, payment of such shares of Stock or cash shall be paid in the calendar year in which the Performance Share Period ends.
(b)    If (i) you shall die or your employment is terminated due to a Disability (as such term is defined in the Plan) that shall continue for a continuous period of at least six months during the period of your continuous service as an Employee and prior to the end of the Performance Share Period; or (ii) your employment by the Corporation (or a Subsidiary) terminates on or after the first anniversary of the date hereof and prior to the end of the Performance Share Period by reason of your retirement (defined as termination of employment with the Corporation after attaining age 65 and five (5) years of service or age 55 and ten (10) years of service, except as otherwise determined by the Committee or the Chief Executive Officer of the Corporation and except for any terminations for “cause” (as determined by the Corporation)); then you shall be eligible to receive at the time such Performance Shares would otherwise be payable pursuant to Section 1(a) of this Agreement a prorated portion of the Performance Share Payout in accordance with Section 1(f) of this Agreement equal to such Performance Share Payout, multiplied by the percentage of days in the Performance Share Period during which you were an Employee.
(c)    To the extent permitted by Section 409A and except as is necessary to satisfy the requirements of Section 409A, the following provisions shall apply in the event of a Change of Control during the Performance Share Period:
(i)    To the extent the achievement of the performance goals applicable to the Performance Shares as set out on Attachment 1 hereto remains capable of measurement after the Change of Control (as determined by the Committee and subject to such adjustments thereto as the Committee may in its discretion make to reflect the Change of Control), the vesting of the Performance Shares shall remain subject to such performance goals and other applicable terms of this Agreement following the Change of Control. To the extent the

Committee determines that the achievement of the performance goals is no longer capable of measurement following a Change of Control, the Performance Shares shall be eligible to vest at the “Target” level of performance set forth on Attachment 1, subject to your continued employment with the Corporation or a Subsidiary, or successor thereto, through the Performance Share Period, except as otherwise provided herein.
(ii)     If during the period of your continuous service as an Employee and prior to the end of the Performance Share Period (A) a Change of Control occurs that qualifies as a “409A Change of Control Event” (as defined below), (B) all Performance Shares that are outstanding are either assumed or substituted with comparable awards with the same payment triggers by the successor corporation in such Change of Control or its parent corporation, and (C) within two years of such Change of Control your employment is terminated (1) by reason of death or Disability (as such term is defined in the Plan), (2) by you for a Change of Control Good Reason, or (3) by the Corporation (or a Subsidiary) other than for Cause, all performance goals applicable to the Performance Shares (and to any substituted awards) will be deemed achieved at levels in accordance with Section 1(f) of this Agreement and all other terms and conditions met; and you shall be entitled to receive promptly, and in any event within sixty days following your Separation from Service, the Performance Share Payout in accordance with Section 1(f) of this Agreement. For purposes of this Agreement, a “409A Change of Control Event” means a “Change of Control Event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i) and set forth in Treasury Regulation Section 1.409A-3(i)(5)(v)-(vii), applying the default rules and percentages set forth in such Treasury Regulation.
(iii)    If during the period of your continuous service as an Employee and prior to the end of the Performance Share Period (A) a Change of Control occurs that qualifies as a "409A Change of Control Event" (as defined above) and (B) all Performance Shares that are outstanding are not either assumed or substituted with comparable awards with the same payment triggers by the successor corporation in such Change of Control or its parent corporation, all performance goals applicable to the Performance Shares (and to any substituted awards) will be deemed achieved at levels in accordance with Section 1(f) of this Agreement and all other terms and conditions met; and you shall be entitled to receive promptly and in any event within sixty days following such Change of Control the Performance Share Payout in accordance with Section 1(f) of this Agreement.
(d)    If you cease to be an Employee prior to satisfaction of any of the conditions set forth in Section 1(a), 1(b) or 1(c) of this Agreement, regardless of the reason for such cessation and whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or other service agreement, if any, you shall not be entitled to receive any Performance Share Payout in respect of the Performance Shares subject to this Agreement and shall have no further rights with respect to the Performance Shares subject to this Agreement. For purposes of the Performance Shares, the Corporation shall have the exclusive discretion to determine whether you have ceased to actively provide continuous service to the Corporation or one of its Subsidiaries for purposes of your Award (including whether you may still be considered to be providing services while on a leave of absence).
(e)    For purposes of this Section 1, other than Sections 1(c)(ii) and 1(c)(iii), if you receive severance payments in connection with your separation from the Corporation (or a Subsidiary), you will be treated as not having terminated your employment with the Corporation (or a Subsidiary) until the last date on which you are entitled to receive severance payments from the Corporation (or a Subsidiary), at which time your employment by the Corporation (or a

Subsidiary) will be deemed terminated. In no event shall this Section 1(e) accelerate, extend or otherwise change the payment date in respect of the Performance Shares pursuant to this Section 1.
(f)    Subject to the provisions of this Section 1 (including, if Section 1(b) of this Agreement is applicable, the proration requirements thereof), promptly following the end of the Performance Share Period (or promptly following a 409A Change of Control Event or Separation from Service, as the case may be, in the event Section 1(c)(ii) or 1(c)(iii) of this Agreement is applicable), and in any event within the time periods set forth in Sections 1(a), 1(b), 1(c)(ii) and 1(c)(ii)(iii) of this Agreement, the number of shares of Stock (or the amount of cash) payable to you in respect of the Performance Shares subject to this Agreement shall be determined by multiplying (i) the number of Performance Shares subject to this Agreement by (ii) the applicable percentage determined by the Committee in accordance with Attachment 1 hereto based on the total shareowner return of Rockwell Automation Common Stock, assuming reinvestment of all dividends, for the period from October 1, 2025, to September 30, 2028; provided, however, that if Section 1(c)(ii) or 1(c)(iii) of this Agreement is applicable or if the Committee determines that the achievement of the performance goals is no longer capable of measurement following a Change of Control pursuant to Section 1(c)(i), the percentage under this Section 1(f)(ii) shall be deemed to be 100%. In determining such total shareowner return, the price of the Stock on each of the first and last dates of such three-year period will be determined by using the average of the daily closing prices per share of the Stock as reported on the New York Stock Exchange Composite Transactions Reporting System for the 20 trading days immediately preceding such date. Any payout in respect of Performance Shares subject to this Agreement may be in Stock, in cash or partly in Stock and partly in cash, as the Committee may determine. Any cash amounts payable pursuant to this Section 1(f) will be calculated based upon the Fair Market Value of the Stock on the trading day immediately preceding the payout date (or such other date as the Committee shall determine in its sole discretion).
2.Delivery of Shares or Cash.
As promptly as practicable after (i) shares of Stock or cash have been determined by the Committee to be payable in accordance with Section 1 of this Agreement in respect of the Performance Shares subject to this Agreement and (ii) the Corporation has collected or been paid all Tax-Related Items (as defined in Section 6 below) in respect of the Stock and/or cash payable in respect of such Performance Shares, and in accordance with the time periods set forth in Section 1 of this Agreement (or within such longer period as permitted under Section 409A in the event of your death), the Corporation shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in such Performance Shares by bequest or inheritance) such shares of Stock, cash or a combination thereof, as shall be determined by the Committee, in respect of such Performance Shares.
3.Forfeiture of Performance Shares.
Notwithstanding any other provision of this Agreement, if at any time it shall become impossible for you to receive any Performance Share Payout in respect of the Performance Shares subject to this Agreement, all such Performance Shares shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto.

4.Adjustments.
If there shall be any change in or affecting shares of Stock on account of any stock dividend or split, merger or consolidation, reorganization (whether or not Rockwell Automation, Inc. is a surviving corporation), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, there shall be made or taken such amendments to this Agreement or the Performance Shares subject to this Agreement as the Board of Directors may deem appropriate under the circumstances.
5.Transferability.
This grant is not transferable by you otherwise than by will or by the laws of descent and distribution, and the Stock and/or cash payable in respect of the Performance Shares subject to this Agreement shall be deliverable, during your lifetime, only to you.
6.Responsibility for Taxes
You acknowledge that, regardless of any action taken by the Corporation or, if different, the Subsidiary for which you provide continuous service (the “Employer”), the ultimate liability for all income tax, social insurance contributions, payroll tax, fringe benefits tax, payment on account, and other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Corporation or the Employer. You further acknowledge that the Corporation and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Shares, including, but not limited to, the grant, earning or settlement of the Performance Shares, the subsequent sale of Stock acquired pursuant to such settlement and the receipt of any dividends or other distributions paid on the Stock, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Shares to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Corporation and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax-withholding event, as applicable, you agree to make arrangements satisfactory to the Corporation and/or the Employer to satisfy any withholding obligations the Corporation and/or the Employer may have for all Tax-Related Items. In this regard, you authorize the Corporation and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
(a)withholding from wages or other cash compensation payable to you by the Corporation or the Employer, including from any cash payable as part of the Performance Share Payout;
(b)withholding from proceeds of the sale of any Stock to be issued as part of the Performance Share Payout either through a voluntary sale or through a mandatory sale arranged by the Corporation (on your behalf pursuant to this authorization without further consent); and

(c)any other method acceptable to the Corporation and permitted under the Plan and applicable laws.
The Corporation and/or the Employer may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Stock. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Corporation and/or the Employer.
You agree to pay to the Corporation or the Employer any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to deliver the Stock or the proceeds of the sale of Stock if you fail to comply with your obligations for Tax-Related Items. The Corporation may cause a portion of the Performance Share Payout to occur prior to the time such Performance Shares would otherwise be payable as described in Section 1 above in order to satisfy any Tax-Related Items that arise prior to the date of delivery of the Performance Shares described in Section 2 above; provided that to the extent necessary to avoid a prohibited distribution under Section 409A, the number of Performance Shares so accelerated shall be with respect to a number of shares with a value that does not exceed the liability for the Tax-Related Items.
7.No Acquired Rights.
You acknowledge, agree and consent that: (a) the Plan is established voluntarily by the Corporation, it is discretionary in nature and the Corporation may amend, cancel or terminate the Plan at any time; (b) the grant of the Performance Shares subject to this Agreement is exceptional, voluntary and occasional and is a one-time benefit offered to you and does not create any contractual or other right for you to receive any grant of performance shares or benefits under the Plan in the future, even if performance shares have been granted in the past; (c) future grants, if any, shall be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of shares and forfeiture provisions; and (d) your participation in the Plan is voluntary.
8.Applicable Law and Venue.
This Agreement and the Corporation’s obligation to deliver shares of Stock hereunder will be governed by and construed and enforced in accordance with the laws of Delaware and the Federal laws of the United States, without regard to any conflict of law provisions.
Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Performance Shares or this Agreement, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts and hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

9. 409A for U.S. Federal Taxpayers
To the extent that you are subject to U.S. federal taxation, the following provisions of this Section 9 will apply to your Award.
This Agreement is intended to be exempt from or otherwise to comply with Section 409A and, to the maximum extent permitted, this Agreement will be interpreted in accordance with such intention. Notwithstanding any other provision of this Agreement to the contrary, the Corporation makes no representation that the Plan or any amounts payable under this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Agreement. For purposes of this Agreement, any reference to “termination of employment”, “termination” or similar reference, shall be deemed to refer to “Separation from Service” within the meaning of Section 409A.
    To the extent that any amount payable under this Agreement constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in Section 409A) that is not exempt from Section 409A, and such amount is payable as a result of a Separation from Service and you are a "specified employee" (as defined and determined under Section 409A and any relevant procedures that the Corporation may establish) at the time of your Separation from Service, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made to you until the day after the date that is six (6) months following your Separation from Service, at which time all payments that otherwise would have been paid to you under this Agreement during that six-month period, but were not paid because of this paragraph, will be paid in a single lump sum. This six-month delay will cease to be applicable in the event of your death.
10.Beneficiary Designation
You explicitly agree that the beneficiary designated in your designated beneficiary plan, if any, in your Schwab One Brokerage account linked to your Equity Award Center account will apply to your Equity Award Center account, including without limitation the Performance Shares, if permitted by the Corporation and validly designated under applicable law, unless you submit to Charles Schwab a written revocation of the designated beneficiary with respect to your Equity Award Center account.
11.Entire Agreement.
This Agreement and the Plan embody the entire agreement and understanding between the Corporation and you with respect to the Performance Shares subject to this Agreement, and there are no representations, promises, covenants, agreements or understandings with respect to such Performance Shares other than those expressly set forth in this Agreement and the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern, except with respect to terms required to achieve compliance with Section 409A.
12.Compliance with Law
Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Corporation shall not be required to deliver any shares issuable upon settlement of the Performance Shares prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Corporation shall, in its absolute discretion, deem necessary or advisable. You understand that the Corporation is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Corporation shall have unilateral authority to amend the Plan and this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Stock.
13.Electronic Delivery and Acceptance
The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third-party designated by the Corporation.
14.On-Line Acceptance
    This grant of the Performance Shares is also subject to the condition that you accept your grant on-line through the Schwab Equity Award Center® on the Web at https://eac.schwab.com. By your acceptance of this grant on-line, you explicitly agree to all the terms and conditions of this Agreement and expressly acknowledge receipt of the Plan prospectus. If you do not accept your grant on-line within sixty days of the award date, your Performance Shares will be cancelled and you will have no further rights with respect to the Performance Shares, unless the Corporation (in its sole discretion) elects to extend that date.
15.No Advice Regarding Grant
The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

16.Subject to Clawback Policy
Notwithstanding anything in this Agreement to the contrary, the Performance Shares evidenced by this Agreement may be subject to recoupment in accordance with or in order to comply with the terms and provisions of the Corporation’s clawback policies as may be in effect from time to time (including, but not limited to, the Rockwell Automation, Inc. Executive Compensation Recoupment Policy), to the extent such policies are applicable to you.
17.Imposition of Other Requirements
The Corporation reserves the right to impose other requirements on your participation in the Plan, and on the Performance Shares, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.Waiver
You acknowledge that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by you or any other Participant.
A copy of the Plan and the Plan Prospectus are being delivered to you through the Schwab Equity Award Center® on the Web at https://eac.schwab.com. If you would like to receive a printed copy of the Plan Prospectus, call Rockwell Automation Stock Plan Administration at +1-414-382-8401. In addition, general information about the Plan is available in the Long-Term Incentives Plan App on EPOCH.
ROCKWELL AUTOMATION, INC. By:
Rebecca W. House

Senior Vice President,
    Chief People and Legal Officer and Secretary

Attachment 1

Matrix

	Threshold	Target	Maximum
Rockwell Total Shareowner Return Performance Relative to companies in the S&P 500 Selected GICS groups (Capital Goods, Software and Services, and Technology Hardware and Equipment) determined as of the beginning of the performance period	25th Percentile	50th Percentile	75th Percentile
Applicable Payout Percentage	50%	100%	200%

•If Total Shareholder Return is negative, performance share awards will be capped at 100%
•Results will be interpolated for performance between the 25th, 50th and 75th percentiles